EXHIBIT 15




Ford Motor Credit Company
The American Road
Dearborn, Michigan

Re: Ford Motor Credit Company Registration Statement Nos. 333-91953, 333-92595 and 333-45015 on Form S-3

We are aware that our report dated October 17, 2000 accompanying the unaudited interim financial information of Ford Motor Credit Company and subsidiaries for the periods ended September 30, 2000 and 1999 and included in the Ford Motor Credit Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 will be incorporated by reference in the above Registration Statements. Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statements prepared or certified by us within the meaning of Section 7 and 11 of the Act.




/s/ PricewaterhouseCoopers LLP


400 Renaissance Center
Detroit, Michigan
October 30, 2000


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